Provident Bancorp, Inc. Reports Earnings for the September 30, 2021 Quarter and Continues Payment of Quarterly Cash Dividends of $0.04 per Share

Company Release – 10/28/2021

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended September 30, 2021 of $5.1 million, or $0.30 per diluted share, compared to $3.2 million, or $0.18 per diluted share, for the three months ended September 30, 2020. Net income for the nine months ended September 30, 2021 was $12.6 million, or $0.72 per diluted share, compared to $7.7 million, or $0.42 per diluted share, for the nine months ended September 30, 2020.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.04 per share, which will be paid on November  29, 2021 to stockholders of record as of November 15, 2021.

In reporting these results, Dave Mansfield, Chief Executive Officer said, “In the third quarter, BankProv continued to see very strong deposit growth. Through our focus on targeted niche markets and increasing the technical expertise amongst our growing specialized teams, we have found success in forming new relationships and implementing new digital asset solutions. Similarly, BankProv closed on $100 million in new loans during the third quarter with a focus on new lending initiatives, including digital asset companies seeking USD to fund their crypto-related operations. Despite the significant originations, loan growth was challenged by a flurry of activity related to both loan refinancings and prepayments as companies sought to take advantage of low interest rates, excess capital, and the current capital gains tax rates that have the potential to increase. I am optimistic and excited for a strong fourth quarter to close out the 2021 fiscal year."

COVID–19 Response

The Company’s focus has been on meeting the needs of its customers through the height of the pandemic and now through the economic recovery. We continue to maintain close communication with commercial customers, especially in those industries most heavily impacted by the pandemic. Most loans that were modified under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act have resumed repayment or have been paid off. We have not experienced any significant delinquencies related to the loans that have resumed repayment. As of September 30, 2021, remaining loan modifications that were made under the CARES Act totaled $12.0 million, or 0.9% of total loans, compared to $44.0 million, or 3.3% of total loans at December 31, 2020.

In December 2020, Congress approved a bill which allocated additional funds to the Small Business Administration (“SBA”) for a second round of Paycheck Protection Program (“PPP”) loans to assist with the economic fallout caused by the COVID-19 pandemic. The SBA, in consultation with the U.S. Treasury department, resumed the PPP in January of 2021 through May 31, 2021.  During the first round of the PPP, which ran from March to August 2020, the Company originated $78.0 million in PPP loans and during the second round an additional $46.0 million was originated.  The Company continues to work with customers who received PPP loans on applying for loan forgiveness, and as of September 30, 2021, of the $124.0 million in PPP loans issued, only $27.4 million remained outstanding with unaccreted fee income totaling $1.1 million.

Financial Results

For the three month period ended September 30, 2021,  net interest and dividend income increased by $1.5 million, or 10.8% compared to the three months ended September 30, 2020.  For the three months ended September 30, 2021 interest and dividend income increased $1.2 million, or 7.6%, to  $16.3 million compared to $15.2 million for the same period in 2020. For the three months ended September 30, 2021 interest and dividend income benefited from the acceleration of fee income recognition due to early loan payoffs in the enterprise value loan portfolio which totaled $385,000, as well as PPP loan fee accretion totaling $611,000. In addition, interest and dividend income increased due to an increase in average interest earning assets of $180.1 million, partially offset by a decrease in the yield on interest earning assets of 24 basis points to 4.30% for the three months ended September 30, 2021 compared to 4.54% for the same period in 2020.  The increase in average interest earning assets was primarily due to a $148.5 million, or 483.4%, increase in short-term investments, which have a lower rate. Also contributing to the increase in net interest and dividend income for the three months ended September 30, 2021 was a decrease in interest expense of $351,000, or 29.7%, to $832,000 compared to $1.2 million for the three months ended September 30, 2020.  Interest expense declined as a result of the rate environment and a lower cost of funds of 21 basis points, to 0.38% for the three months ended September 30, 2021 compared to 0.59% for the same period in 2020.

Net interest and dividend income increased by $5.9 million, or 15.1%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. For the nine months ended September 30, 2021, interest and dividend income increased $3.8 million, or 8.7%, to $47.7 million compared to $43.9 million for the same period in 2020. For the nine months ended September 30, 2021 interest and dividend income benefited from PPP loan fee accretion totaling $1.9 million. In addition, interest and dividend income increased due to an increase in average interest earning assets of $240.5 million, partially offset by a decrease in the yield on interest earning assets of 42 basis points to 4.28% for the nine months ended September 30, 2021 compared to 4.70% for the same period in 2020. The increase in average interest earning assets was primarily due to a $121.4 million, or 528.7%, increase in short-term investments, which have a lower rate. Also contributing to the increase in net interest and dividend income for the nine months ended September 30, 2021 was a decrease in interest expense of $2.1 million, or 43.5%, to $2.7 million compared to $4.8 million for the nine months ended September 30, 2020. Interest expense declined as a result of the rate environment and a lower cost of funds of 43 basis points, to 0.42% for the nine months ended September 30, 2021 compared to 0.85% for the same period in 2020. The decreasing rate environment and increase in short-term investments resulted in a decrease in our net interest margin of nine basis points to 4.09% from 4.18% for the three months ended September 30, 2021, and 14 basis points to 4.04% from 4.18% for the nine months ended September 30, 2021 when compared to the same periods in 2020.

Provision for loan losses of $232,000 were recognized for the three months ended September 30, 2021 compared to $760,000 for the same period in 2020.  For the nine months ended September 30, 2021, a provision of $2.7 million was recognized compared to $4.7 million for the nine months ended September 30, 2020. The changes in the provision were based on management’s assessment of economic conditions, including the impact of the COVID-19 pandemic, loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.35% as of September 30, 2021 compared to 1.39% as of December 31, 2020. The primary reason for the decrease was an increase in net charge-offs of impaired loan relationships that were previously reserved for. Net charge-offs for the nine months ended September 30, 2021 were $3.0 million compared to $787,000 for the same period in 2020. The increase in net charge-offs was the result of a second quarter 2021 charge-off of a $1.2 million impaired loan that was previously reserved for during the first quarter as well as a third quarter 2021 charge-off of a $1.6 million relationship that was previously reserved for. Also contributing to the decrease was a first quarter 2021 decrease in the provision allocated to mortgage warehouse loan balances as well as a third quarter decrease in the provision allocated across the portfolio based on management’s assessment of economic conditions. The decrease in the provision allocated to mortgage warehouse loan balances was the result of the Bank’s seasoning experience with this line of lending. There were $250.0 million and $265.4 million in outstanding mortgage warehouse loan balances at September 30, 2021 and December 31, 2020, respectively. Loans in this segment are facility lines to non-bank mortgage origination companies for sale into secondary markets, which typically occurs within 15 days of the loan closure. Due to their short-term nature, these loans are assessed at a lower credit risk and do not carry the same allocation as traditional loans. These decreases were partially offset by a  $1.3 million loan relationship that was placed on nonaccrual status in the second quarter of 2021 with specific reserves of $956,000.  Included in total loans is $27.4 million in PPP loans originated as part of the CARES Act that we believe have no credit risk due to a government guarantee, therefore we have not provided for losses for these loans. Excluding PPP loans, the allowance for loan losses as a percentage of total loans was 1.38% as of September 30, 2021 compared to 1.43% at December 31, 2020. The allowance for loan losses as a percentage of non-performing loans was 597.56% as of September 30, 2021 compared to 341.72% as of December 31, 2020. Non-performing loans were $3.0 million, or 0.19%, of total assets as of September 30, 2021 compared to $5.4 million, or 0.36%, of total assets as of December 31, 2020. As of September 30, 2021,  the largest non-performing loan relationships consisted of two commercial relationship totaling $1.8 million.  These loan relationships were evaluated for impairment and specific reserves of $1.2 million were allocated as of September 30, 2021.

Noninterest income increased $912,000, or 100.1%, to  $1.8 million for the three months ended September 30, 2021 compared to $911,000 for the three months ended September 30, 2020.  The increase is primarily due to  an increase in other service charges and fees of $566,000, or 224.6%, an increase in bank owned life insurance income of $275,000, or 117.5%, and an increase in customer service fees on deposit accounts of $103,000, or 27.0%. The increase in other service charges and fees was primarily due to increased late fee charges as well as loan prepayment penalties related to two commercial loan relationships. The increase in bank owned life insurance income is primarily due to the receipt of a death benefit payout during the third quarter. The increase in customer service fees on deposit accounts is primarily due to fees generated from cash vault services for our customers who operate Bitcoin ATMs. For the nine months ended September 30, 2021, noninterest income increased $1.3 million, or 50.2%, to $3.9 million compared to $2.6 million for the nine months ended September 30, 2020. This was primarily due to an increase in other service charges and fees of  $633,000, or 65.1%, an increase in bank owned life insurance income of $367,000, or 62.8%, and an increase in customer service fees on deposit accounts of $299,000 or 30.0%. The increase in other service charges and fees was primarily due to increased late fee charges as well as income from loan prepayment penalties related to two commercial loan relationships. The increase in bank owned life insurance income is primarily due to the receipt of a death benefit payout during the third quarter as well as the purchase of additional insurance policies in 2020. Customer service fees on deposit accounts increased primarily due to fees generated from cash vault services for our customers who operate Bitcoin ATMs. In addition, 2021 fees reflect higher income compared to 2020 due to fees being waived for customers impacted by COVID-19.

Noninterest expense increased $382,000, or 3.9%, to $10.1 million for the three months ended September 30, 2021 compared to $9.7 million for the three months ended September 30, 2020. The increase is primarily due to an increase in salaries and employee benefits expense,  other expense, and directors’ compensation, partially offset by a decrease in write downs of other assets and receivables. The increase of $1.2 million, or 20.4%, in salary and employee benefits was primarily due to increased stock-based compensation expense and  an increase in staff to support the development and implementation of new technologies and specialty lending products. The increase of $125,000, or 20.8%, in other expense was primarily due to increased costs associated with conferences and training which were largely canceled during 2020 because of the COVID-19 pandemic, as well as increased costs related to third-party services for both marketing and information technology. Directors’ compensation increased $82,000, or 46.3%, primarily due to increased stock-based compensation expense. These increases were partially offset by a decrease in write downs of other assets and receivables. In the third quarter of 2020, a write-down of an SBA receivable balance was completed after the Company evaluated the collectability and determined $1.3 million was uncollectible. The decrease in the write-downs was partially offset by a write-down of an SBA receivable in the third quarter of 2021 after the Company evaluated the collectability and determined $195,000 was uncollectible.

For the nine months ended September 30, 2021, noninterest expense increased $2.5 million, or 9.3%, to $28.8 million compared to $26.4 million for the nine months ended September 30, 2020. The increase is primarily due to an increase in salaries and employee benefits expense, data processing fees, directors’ compensation, other expense, deposit insurance expenses and professional fees, partially offset by a decrease in write downs of other assets and receivables. The increase of $3.2 million, or 18.6%, for the nine months ended September 30, 2021 when compared to the same period in 2020 in salary and employee benefits was primarily due to stock-based compensation expense and an increase in staff to support the development and implementation of new technologies and niche lending products. Data processing fees increased $254,000 or 36.2%, primarily due to new contracts for deposit services. Directors’ compensation increased $232,000, or 42.8%, primarily due to increase stock-based compensation expense. The increase of $183,000, or 8.5%, in other expense was primarily due to increased costs related to third-party services for both marketing and information technology, as well as increased costs associated with conferences and training which were largely canceled during 2020 due to the COVID-19 pandemic. Deposit insurance expenses increased $99,000, or 40.9%, primarily due to one-time credits that were recognized in the first quarter of 2020 that resulted in a lower expense. Professional fees increased $93,000, or 7.6%, primarily due to an increase in audit and compliance costs. These increases were offset by a decrease in write downs of other assets and receivables of $1.6 million. In the first quarter of 2020 a write-down of a notes receivable balance was completed after the Company evaluated the collectability and determined that $500,000 was uncollectible and in the third quarter of 2020 a write-down of an SBA receivable balance was completed after the Company evaluated the collectability and determined $1.3 million was uncollectible. The decrease in the write-downs was partially offset by a write-down of an SBA receivable in the third quarter of 2021 after the Company evaluated the collectability and determined $195,000 was uncollectible.

As of September 30, 2021,  total assets have increased $119.5 million, or 7.9%, to $1.63 billion compared to $1.51 billion at December 31, 2020. The primary reasons for the increase are increases in cash and cash equivalents and net loans. The increase in cash and cash equivalents of $107.3 million, or 128.1% is primarily due to an increase in deposits. Net loans increased $7.7 million, or 0.6%, and were $1.32 billion as of September 30, 2021 compared to $1.31 billion at December 31, 2020. The increase in net loans was due to an increase in commercial loans of $43.7 million, or 7.7% and construction and land development loans of $5.9 million, or 20.3%, partially offset by decreases in commercial real estate loans of $15.4 million, or 3.5%, mortgage warehouse loans of $15.3 million, or 5.8%, residential real estate loans of $7.7 million, or 23.4%, and consumer loans of $3.2 million, or 56.9%. Our commercial loan growth was primarily due to an increase in our loans to cryptocurrency companies of $41.0 million, or 273.3% to $56.0 million compared to $15.0 million at December 31, 2020 and an increase in renewable energy loans of  $17.4 million, or 46.9%, to $54.6 million compared to $37.2 million at December 31, 2020. The increase was partially offset by a decrease in PPP loan of $14.4 million, or 34.5%, to $27.4 million compared to $41.8 million as of December 31, 2020, as well as a decrease in enterprise value loans of $4.7 million, or 1.7%, to $281.4 million compared to $286.1 million as of December 31, 2020.

Total liabilities increased $124.1 million, or 9.8%, due to increased deposits.  Deposits were $1.36 billion as of September 30, 2021, representing an increase of $123.7 million, or 10.0%, compared to December 31, 2020.  The increase in deposits was due to an increase of $108.1 million, or 19.5%, in NOW and demand deposits, an increase of $100.3 million, or 28.4% in money market accounts, an increase of $1.3 million, or 0.9%, in savings accounts, partially offset by a decrease of $86.0 million, or 48.3%, in time deposits. NOW and demand deposits and money market deposits increased primarily due to new and expanded relationships with traditional and digital asset customers. Deposit relationships with digital asset customers totaled $63.2 million at September 30, 2021. The increase in savings accounts is primarily caused by increased consumer savings. The decrease in time deposits is primarily due to roll-off of brokered certificates of deposit. In addition, the Bank has increased its focus on growing noninterest-bearing deposit balances and as of September 30, 2021 noninterest-bearing deposits represented 36.4% of total deposits compared to 31.0% at December 31, 2020.

As of September 30, 2021, shareholders’ equity was $231.3 million compared to $235.9 million at December 31, 2020, representing a decrease of $4.6 million, or 1.9%. The decrease was primarily due to the repurchase of 1,227,178 shares of common stock for  $18.1 million, $1.9 million from dividends paid, and a decrease in other comprehensive income of $125,000, partially offset by net income of $12.6 million,  stock-based compensation expense of $2.0 million and employee stock ownership plan shares earned of $1.0 million.

About Provident Bancorp, Inc.

BankProv, legally operating as The Provident Bank, is a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC). BankProv is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets, including cryptocurrency, renewable energy, fin-tech and search fund lending. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS (Bank as a Service) partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the effects of any pandemic; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	September 30,	December 31,
	2021	2020
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$19,517	$11,830
Short-term investments	171,644	71,989
Cash and cash equivalents	191,161	83,819
Debt securities available-for-sale (at fair value)	35,901	32,215
Federal Home Loan Bank stock, at cost	785	895
Loans, net of allowance for loan losses of $18,142 and $18,518 as of
September 30, 2021 and December 31, 2020, respectively	1,322,485	1,314,810
Bank owned life insurance	36,826	36,684
Premises and equipment, net	14,363	14,716
Accrued interest receivable	5,070	6,371
Right-of-use assets	4,141	4,258
Other assets	14,566	12,013
Total assets	$1,625,298	$1,505,781

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$494,839	$383,079
Interest-bearing	866,280	854,349
Total deposits	1,361,119	1,237,428
Long-term borrowings	13,500	13,500
Operating lease liabilities	4,413	4,488
Other liabilities	15,005	14,509
Total liabilities	1,394,037	1,269,925
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
17,889,759 and 19,047,544 shares issued and outstanding
at September 30, 2021 and December 31, 2020, respectively	179	191
Additional paid-in capital	123,797	139,450
Retained earnings	115,163	104,508
Accumulated other comprehensive income	933	1,058
Unearned compensation - ESOP	(8,811)	(9,351)
Total shareholders' equity	231,261	235,856
Total liabilities and shareholders' equity	$1,625,298	$1,505,781

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest and dividend income:
Interest and fees on loans	$16,084	$14,972	$47,079	$43,123
Interest and dividends on debt securities available-for-sale	183	200	538	717
Interest on short-term investments	69	6	121	81
Total interest and dividend income	16,336	15,178	47,738	43,921
Interest expense:
Interest on deposits	760	1,075	2,510	4,164
Interest on borrowings	72	108	213	655
Total interest expense	832	1,183	2,723	4,819
Net interest and dividend income	15,504	13,995	45,015	39,102
Provision for loan losses	232	760	2,654	4,731
Net interest and dividend income after provision for loan losses	15,272	13,235	42,361	34,371
Noninterest income:
Customer service fees on deposit accounts	485	382	1,297	998
Service charges and fees - other	818	252	1,606	973
Bank owned life insurance income	509	234	951	584
Other income	11	43	90	70
Total noninterest income	1,823	911	3,944	2,625
Noninterest expense:
Salaries and employee benefits	7,136	5,929	20,317	17,130
Occupancy expense	449	384	1,278	1,254
Equipment expense	128	151	377	432
Deposit insurance	124	118	341	242
Data processing	320	253	955	701
Marketing expense	36	46	154	181
Professional fees	410	464	1,310	1,217
Directors' compensation	259	177	774	542
Software depreciation and implementation	255	256	742	694
Write down of other assets and receivables	225	1,307	225	1,807
Other	726	601	2,336	2,153
Total noninterest expense	10,068	9,686	28,809	26,353
Income before income tax expense	7,027	4,460	17,496	10,643
Income tax expense	1,940	1,258	4,946	2,960
Net income	$5,087	$3,202	$12,550	$7,683
Earnings per share:
Basic	$0.31	$0.18	$0.74	$0.42
Diluted	$0.30	$0.18	$0.72	$0.42
Weighted Average Shares:
Basic	16,637,852	18,185,995	16,870,674	18,149,745
Diluted	17,235,852	18,222,766	17,344,147	18,184,550

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended September 30,
	2021			2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (4)	Balance	Paid	Rate (4)
Assets:
Interest-earning assets:
Loans	$1,302,218	$16,084	4.94%	$1,269,970	$14,972	4.72%
Short-term investments	179,208	69	0.15%	30,720	6	0.08%
Debt securities available-for-sale	35,819	179	2.00%	36,251	186	2.05%
Federal Home Loan Bank stock	786	4	2.04%	962	14	5.82%
Total interest-earning assets	1,518,031	16,336	4.30%	1,337,903	15,178	4.54%
Non-interest earning assets	74,389			68,244
Total assets	$1,592,420			$1,406,147
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$153,239	47	0.12%	$155,865	74	0.19%
Money market accounts	434,317	464	0.43%	306,196	460	0.60%
NOW accounts	159,815	96	0.24%	136,466	100	0.29%
Certificates of deposit	112,490	153	0.54%	169,583	441	1.04%
Total interest-bearing deposits	859,861	760	0.35%	768,110	1,075	0.56%
Borrowings	13,511	72	2.13%	28,024	108	1.54%
Total interest-bearing liabilities	873,372	832	0.38%	796,134	1,183	0.59%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	467,137			354,820
Other noninterest-bearing liabilities	18,797			16,483
Total liabilities	1,359,306			1,167,437
Total equity	233,114			238,710
Total liabilities and
equity	$1,592,420			$1,406,147
Net interest income		$15,504			$13,995
Interest rate spread (1)			3.92%			3.95%
Net interest-earning assets (2)	$644,659			$541,769
Net interest margin (3)			4.09%			4.18%
Average interest-earning assets to
interest-bearing liabilities	173.81%			168.05%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Annualized.

	For the Nine Months Ended September 30,
	2021			2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (4)	Balance	Paid	Rate (4)
Assets:
Interest-earning assets:
Loans	$1,307,462	$47,079	4.80%	$1,182,459	$43,123	4.86%
Short-term investments	144,376	121	0.11%	22,965	81	0.47%
Investment securities	33,670	528	2.09%	38,586	643	2.22%
Federal Home Loan Bank stock	841	10	1.59%	1,813	74	5.44%
Total interest-earning assets	1,486,349	47,738	4.28%	1,245,823	43,921	4.70%
Non-interest earning assets	70,331			61,590
Total assets	$1,556,680			$1,307,413
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$152,005	157	0.14%	$135,649	256	0.25%
Money market accounts	395,194	1,388	0.47%	281,270	1,681	0.80%
NOW accounts	157,009	284	0.24%	128,952	368	0.38%
Certificates of deposit	140,181	681	0.65%	154,621	1,859	1.60%
Total interest-bearing deposits	844,389	2,510	0.40%	700,492	4,164	0.79%
Borrowings	13,504	213	2.10%	53,351	655	1.64%
Total interest-bearing liabilities	857,893	2,723	0.42%	753,843	4,819	0.85%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	444,285			302,045
Other noninterest-bearing liabilities	18,508			15,959
Total liabilities	1,320,686			1,071,847
Total equity	235,994			235,566
Total liabilities and
equity	$1,556,680			$1,307,413
Net interest income		$45,015			$39,102
Interest rate spread (1)			3.86%			3.85%
Net interest-earning assets (2)	$628,456			$491,980
Net interest margin (3)			4.04%			4.18%
Average interest-earning assets to
interest-bearing liabilities	173.26%			165.26%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(unaudited)	2021	2020	2021	2020
Performance Ratios:
Return on average assets (1)	1.28%	0.91%	1.07%	0.78%
Return on average equity (1)	8.73%	5.37%	7.09%	4.35%
Interest rate spread (1) (3)	3.92%	3.94%	3.86%	3.85%
Net interest margin (1) (4)	4.09%	4.18%	4.04%	4.18%
Non-interest expense to average assets (1)	2.53%	2.76%	2.47%	2.69%
Efficiency ratio (5)	58.11%	64.98%	58.84%	63.16%
Average interest-earning assets to
average interest-bearing liabilities	173.81%	168.05%	173.26%	165.26%
Average equity to average assets	14.64%	16.98%	15.16%	18.02%

	At	At	At
	September 30,	December 31,	September 30,
	2021	2020	2020
Asset Quality
Non-accrual loans:
Commercial real estate	$—	$—	$19,834
Commercial	2,108	4,198	4,155
Residential real estate	896	1,156	1,166
Construction and land development	—	—	—
Consumer	32	65	51
Mortgage warehouse	—	—	—
Total non-accrual loans	3,036	5,419	25,206
Accruing loans past due 90 days or more	—	—	—
Other real estate owned	—	—	—
Total non-performing assets	$3,036	$5,419	$25,206
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.35%	1.39%	1.31%
Allowance for loan losses as a percent of non-performing loans	597.56%	341.72%	70.57%
Non-performing loans as a percent of total loans (2)	0.23%	0.41%	1.85%
Non-performing loans as a percent of total assets	0.19%	0.36%	1.68%
Non-performing assets as a percent of total assets (6)	0.19%	0.36%	1.68%
Capital and Share Related
Stockholders' equity to total assets	14.2%	15.7%	16.0%
Book value per share	$12.93	$12.38	$12.30
Market value per share	$16.02	$12.00	$7.79
Shares outstanding	17,889,759	19,047,544	19,472,310

(1)	Annualized
(2)	Loans are presented before the allowance but include deferred costs/fees.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.